EXHIBIT 99.1

Chemung Canal Trust Company Appoints New Executive Vice President, Chief Financial Officer & Treasurer

ELMIRA, N.Y., June 02, 2023 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (NASDAQ: CHMG), parent company of Chemung Canal Trust Company, today announced that Dale M. McKim III will join the Bank's management team as Executive Vice President, Chief Financial Officer and Treasurer. Mr. McKim will also serve as Chief Financial Officer and Treasurer of Chemung Financial Corporation.

McKim brings more than 25 years of finance and risk-management experience to the Company, most recently working as Chief Risk Officer for Evans Bank and as a Partner/Senior Manager at KPMG LLP in Buffalo. He will officially join the Company on July 1, 2023, following the previously announced retirement of Karl F. Krebs on June 30, 2023.

"I am pleased to have Dale join our Executive Management Team," said Anders M. Tomson, President & Chief Executive Officer. "The depth and breadth of his leadership experience will have a positive and immediate impact on our team and the organization as a whole," Tomson added.

McKim earned a Bachelor of Science degree from the State University at Buffalo in Accounting and Finance, and is a Certified Public Accountant. He currently serves on the Board of Trustees for the University at Buffalo Foundation as Chair of the Audit Committee, and is a board member of GOBike Buffalo.   He and his family currently live in Buffalo.

Chemung Financial Corporation is a $2.65 billion financial-services holding company headquartered in Elmira, New York, which operates 31 offices through its principal subsidiary, Chemung Canal Trust Company, a full-service community bank with full trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance, and Chemung Risk Management, Inc., a captive insurance company based in the State of Nevada.

Media Note – Dale McKim photo attached.
A photo accompanying this announcement is available at https://www.globenewswire.com/NewsRoom/AttachmentNg/e9c25d4a-97f6-406b-bf20-83222e79b886

Category: Financial
Source: Chemung Financial Corp

Contact:
Scott T. Heffner
Senior Vice President
Director of Marketing
stheffner@chemungcanal.com